Exhibit 99.h1

The Blackwing Group, LLC 18921G E Valley View Parkway #325 Independence, MO 64055

December 17, 2007

Wedgewood Investment Group, Inc.

3887 Pacific Street

Las Vegas, NV 89121

We are pleased to confirm our understanding of the services we are to provide for Wedgewood Investment Group, Inc. for the period ended September 17, 2007.

We will audit the balance sheet of Wedgewood Investment Group, Inc. as of September 17, 2007 and the related statements of income, retained earnings, and cash flows for the period then ended.

Our audit will be conducted in accordance with generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express an opinion as to whether your financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles. If our opinion is other than unqualified, we will fully discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit, we will not issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and banks. We will request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of our audit, we will also request certain written representations from you about the financial statements and related matters.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Because of the concept of reasonable assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or other illegal acts, may exist and not be detected by myself. However, we will inform you of any material errors that come to our attention and any fraud that comes to our attention. We will also inform you of any other illegal acts that come to our attention, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

December 17, 2007

We understand that you will provide the basic information required for our audit and that you are responsible for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and related internal controls, the selection and application of accounting principles, and the safeguarding of assets. Management is also responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

We understand that your employees will type all cash, accounts receivable, and other confirmations we request and will locate any documents selected by us for testing.

Our audit is not specifically designed and cannot be relied on to disclose reportable conditions, that is, significant deficiencies in the design or operation of the internal control. However, during the audit, if we become aware of such reportable conditions or ways that we believe management practices can be improved, we will communicate them to you in a separate letter

We expect to begin our audit on approximately December 18, 2007 and to issue our report no later than December 24, 2007.

Our fees for these services will be billed at $100 per hour for the audit not to exceed $1,000.00. I request a retainer of 50% ($500) of the total fee be submitted with the signed copy of the engagement letter. The fee is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the audit. If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur additional costs.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us with the specified retainer.

Very truly yours,

/s/ THE BLACKWING GROUP, LLC

THE BLACKWING GROUP, LLC

RESPONSE:

This letter correctly sets forth the understanding of Wedgewood Investment Group, Inc.

Officer signature:

Title:

Date:

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